EXHIBIT 99


                                                    PRESS RELEASE

Jonathan B. Weis
Directory of Corporate Communications
Entertainment Properties Trust
816-472-1700

Joe Keenan
Sturges + Word, 816-221-7500


             ENTERTAINMENT PROPERTIES TRUST ACQUIRES
       EDWARDS, MUVICO AND WESTMINSTER PROMENADE PROPERTIES

          KANSAS CITY, MO. (December 22, 1998)
     Entertainment Properties Trust (NYSE: EPR), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, announced today that it has purchased megaplex theatres operated by Edwards Theatres Circuits, Inc., and Muvico Theaters. Additionally, the company purchased an interest in the Westminster Promenade, an Entertainment Themed Retail Center (ETRC) that is anchored by an AMC 24-screen megaplex theatre.
          Edwards, based in Newport Beach, California, is the largest first-run movie exhibition company in California, operating 670 screens in 85 locations. The Edwards properties purchased by Entertainment Properties include the Aliso Viejo Stadium 20, a 4,352-seat megaplex in Aliso Viejo, California, and the 4,734-seat Edwards Boise Stadium 21 megaplex in Boise, Idaho.
          Entertainment Properties also acquired the Muvico Paradise 24, a 24-screen, 4,180-seat megaplex operated by Muvico and located in Davie, Florida. Earlier this year, Entertainment Properties purchased the Muvico Pompano 18 in Pompano Beach, Florida. Muvico Theaters is a regional movie exhibitor based in Fort Lauderdale, Florida, that operates seven theatres with 55 screens in that state and has 250 screens in development throughout the southeast.
                              -MORE-

     The Westminster Promenade features a 24-screen, 5,100-seat megaplex theatre with approximately 100,000 square feet of additional retail space leased primarily to restaurant tenants. The company has a letter of intent with Excel Legacy Corporation (AMEX: XLG) for a 50/50 joint venture on the project.
The Westminster Promenade ETRC is 50 percent leased and more than 75 percent committed based on agreed letters of intent, including a 20,000-square-foot Club Disney that is designed to entertain and enrich young families with imaginative play. The entertainment center is located at the junction of the Denver/Boulder Turnpike (US Highway 36) and 104th Avenue.
     "These acquisitions exemplify our strategy of purchasing the dominant theatre properties in major markets while diversifying our mix of operators and expanding our portfolio to include multi-tenant Entertainment Themed Retail Centers," said President Robert L. "Chip" Harris.
     Since becoming publicly traded in November of 1997, EPR has acquired more than $400 million in theatre and related properties throughout the United States which are operated by such first-run movie exhibitors as AMC Entertainment, Consolidated Theatres, Muvico Entertainment, Regal Cinemas and Edwards Theatres.
     Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR.
     Entertainment Properties Trust company contact: Jon Weis, Director, Corporate Communications, 1200 Main Street, Suite 3250, Kansas City, Missouri 64105. 888-EPR-REIT. FAX 816-472-5794. The company website is at www.eprkc.com.